Exhibit 99.1

Franklin Bank Announces Purchase and Assumption Agreement for Five Washington Mutual Banking Offices

HOUSTON, June 21 /PRNewswire-FirstCall/ — Franklin Bank, S.S.B. (Franklin Bank), a subsidiary of Franklin Bank Corp. (Nasdaq: FBTX), announced the signing of a purchase and assumption agreement with Washington Mutual Bank for five banking offices located in the following Texas cities: Beaumont, Groves, Nederland, El Campo and Wharton. In the aggregate, the transaction encompasses approximately $284 million of community banking deposits and $31 million of consumer and home equity loans. As of May 31, 2005, the approximate number of deposit accounts was 20,000 with approximately 45% of the accounts being transaction accounts.

The Beaumont, Groves and Nederland offices expand Franklin Bank’s network in East Texas, while the El Campo and Wharton offices enhance the Central Texas network. The banking offices are sufficiently sized to accommodate our wide variety of community banking products and services and to handle the growth expected in these markets.

“These banking offices are an ideal fit for The Franklin Family of Community Bank’s ‘trusted financial advisor’ approach,” stated Anthony Nocella, Franklin Bank Corp.’s Chief Executive Officer. “We will provide excellent service to our customers through employee involvement in these communities and will continue our mission as the premier community bank of Texas.”

Glenn Mealey, Executive Vice President, commented, “We have taken a major step forward towards our goal of obtaining one-third of our funding from community banking deposits by 2006.” We expect to have 40 community banking offices by the end of 2005 after this transaction, the acquisition with Elgin Bank of Texas, and the completion of our approved de novo offices.

Under the terms of the purchase and assumption agreement, Franklin Bank is paying Washington Mutual Bank a 12% deposit premium. Franklin expects to complete the transaction, which is subject to regulatory approvals, in the fourth quarter of 2005. Therefore, we expect a de minimis effect on earnings for 2005 and we believe the transaction will be accretive in 2006.

Corporate Overview

Franklin Bank is engaged in community banking, commercial lending, and mortgage banking. In addition to its corporate headquarters in Houston, Franklin Bank now has 27 community banking offices throughout Texas — 18 in the East Texas market and nine in the Central Texas market. We also engage in lending nationwide through six regional commercial lending offices in Houston, Dallas, Orlando, Philadelphia, Detroit, and Phoenix, and 53 retail/wholesale mortgage offices in 20 states throughout the United States, including Texas. For more information, please visit our website at http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.

Forward-Looking Statements

This announcement includes forward-looking statements. These forward-looking statements include comments with respect to our goals, objectives, expectations, and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

Forward-looking statements regarding the expected benefits of the transaction are subject to the following risks: that expected benefits will not be achieved; that revenues following the acquisition will be lower than expected; that the businesses will not be integrated successfully; that acquisition costs will be greater than expected; the inability to identify, develop and achieve success for new products and services; increased competition and its effect on us; the general economic conditions, either nationally or in the states in which we will be doing business, will be less favorable than expected; the general risks associated with our business; and that legislation or regulatory changes adversely affect the businesses in which we would be engaged.

Forward-looking statements may also be influenced by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory, and technological conditions. Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third party information services on which we rely; and environmental risks associated with foreclosure on real estate properties.

We caution that the foregoing lists are not exhaustive. Investors should carefully consider the aforementioned risks and factors as well as other uncertainties and events.

Investor Relations Contact: Kris Dillon 713-339-8999